EXHIBIT 1(d)

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of this 11th day of December, 1996 by and between BTS ACQUISITION CORP., a Delaware corporation having its principal offices at 4340 East West Highway, Suite 1000, Bethesda, Maryland 20814 (the "Company"), and SERGIO LUCIANI, an individual residing at 7508 Lynn Drive, Chevy Chase, MD 20815 (the "Employee" or "Luciani").

                             W I T N E S S E T H :

      WHEREAS, the Employee is presently a senior executive officer and principal stockholder of Broadcast Tower Sites, Inc. ("BTS") and has extensive knowledge with respect to the business of BTS;

      WHEREAS, BTS has entered into an agreement and plan of merger (the "Merger Agreement") with American United Global, Inc. ("AUGI") and the Company, which is a wholly-owned subsidiary of AUGI, pursuant to which the Company and BTS will merge (the "Merger") and the Company will be the surviving corporation of such Merger;

      WHEREAS, the Company and AUGI desire that the Company have access to the services of the Employee after the Merger is consummated;

      WHEREAS, the Employee is willing and able to render his services to the Company on the terms and conditions of this Agreement; and

      WHEREAS, it is understood that this Agreement shall become effective as of December 10, 1996 (the "Effective Date");

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree as follows:

      1.    Nature of Employment.

            (a) Subject to the terms and conditions of this Agreement, the Company shall, throughout the term of this Agreement, retain the Employee, and the Employee shall render services to the Company, in the capacity and with the title of Vice President and Chief Financial Officer, and such additional titles as may be assigned to the Employee from time to time by the Board of Directors of the Company (the "Board"), which titles the Employee may be willing to accept. In such capacity, the Employee shall have and exercise responsibility for overseeing
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and actively participating in all aspects of the Company's business throughout the world, together with such other similar or related duties customarily afforded a Chief Financial Officer as may be assigned to the Employee from time to time by the Board.

            (b) Throughout the period of his employment hereunder, the Employee shall: (i) devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of the Company; (ii) observe and carry out such rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of the Company as in effect from time to time; and (iii) do such traveling at the Company's expense as may reasonably be required in connection with the performance of such duties and responsibilities; provided, however, that the Employee shall not be assigned to regular duties that would reasonably require him to relocate his permanent residence from that first set forth above. The Employee may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit the Company), speaking engagements, membership on the board of directors of other organizations, and similar activities to the extent that such activities do not inhibit or prohibit the performance of his duties hereunder or inhibit or conflict in any material way with the business of the Company.

      2.    Term of Employment.

            (a) Subject to prior termination in accordance with Section 2(b) below, the term of this Agreement and the Employee's employment hereunder shall commence as of the Effective Date and shall continue through November 30, 2000, and shall thereafter automatically renew (except to the extent otherwise provided in this Agreement) for additional terms of one (1) year each unless either party gives written notice of termination to the other party not less than ninety (90) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such term), as the same may be renewed (the "Term").

            (b) This Agreement may be terminated:

                  (i) upon mutual written agreement of the Company and the Employee;

                  (ii) at the option of the Employee, upon thirty (30) days' prior written notice to the Company, in the event that (A) the Company shall (1) fail to make any payment to the Employee required to be made under the terms of this Agreement within thirty (30) days after payment is due, or (2) fail to perform any other material covenant or agreement to be performed by it hereunder (including the failure to re-appoint or re-elect Employee to the offices described in Section 1(a) of this Agreement or other material change in the duties of the Employee which reduces the scope or importance of such position) or take any action prohibited by this Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to the Company; provided, however, that if any periodic salary payment is not paid within ten (10) days of its due date, the Employee shall only be required to provide fifteen (15)


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

days prior written notice of termination; or (B) the Company is declared insolvent, liquidates, dissolves or discontinues the Company Business (as hereinafter defined).

                  (iii) at the option of the Company, upon written notice to the Employee, "for cause" (as hereinafter defined);

                  (iv) at the option of the Company in the event of the "permanent disability" (as hereinafter defined) of the Employee; or

                  (v) upon the death of the Employee, or as a result of the voluntary resignation by the Employee for any reason other than as specified in
Section 2(b)(ii) above.

            (c) As used herein, the term "for cause" shall mean and be limited to:

                  (i) any breach of any of the material covenants and agreements of the Employee (A) contained in this Agreement, (B) contained in the Non-Competition Agreement among the Company, AUGI and the Employee, dated of even date herewith, (C) contained in the Registration Rights Agreement between the Employee, certain other persons and AUGI, dated of even date herewith, or (D) contained in
            Section 5 below, which, in any case, is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from the Company to the Employee;

                  (ii) any material breach by the Employee of his fiduciary
            duties and obligations to the Company which is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from the Company to the Employee;

                  (iii) the habitual (meaning more than two (2) breaches of the same covenant or agreement) and material breach by the Employee of a material provision of this Agreement (regardless of any prior cure thereof, but provided that Employee shall have received the notice and opportunity to cure provided by clause (i) above); or

                  (iv) conduct constituting fraud or embezzlement or gross
            dishonesty by Employee in connection with the performance of his duties under this Agreement, or a formal charge or indictment of Employee for or conviction of Employee of a felony or, if it shall materially and adversely damage or bring into disrepute the business, reputation or goodwill of the Employer, any crime involving moral turpitude.

      The notice pursuant to clause (i) above shall specify with particularity the covenant or agreement alleged to have been breached by Employee and action necessary to be taken by Employee to cure the breach to the satisfaction of the Company. Termination for cause pursuant


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

to clauses (ii), (iii) or (iv) above shall be effective upon delivery of written notice to Employee specifying the covenants or agreements alleged to have been breached by Employee.

            (d) As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents the Employee from continuing the performance of his normal duties and responsibilities hereunder for a period in excess of four (4) consecutive months or one hundred eighty (180) non-consecutive days within any period of three hundred sixty five (365) working days. For purposes of determining whether a "permanent disability" has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Employee) shall be conclusive.

            (e) Upon any termination of this Agreement as hereinabove provided, the Employee (or his estate or legal representatives, as the case may be) shall be entitled to receive any and all earned but unpaid Base Salary (as defined hereby) prorated through the effective date of termination, and any other amounts and benefits then accrued or due and payable to the Employee hereunder; provided, that the Employee's participation in any benefit or welfare plans of the Company (including, without limitation, the Stock Options described below and any profit-sharing plans) shall terminate upon the effective date of termination of employment except to the extent otherwise required by law or provided under the express terms of the applicable plan. All such payments shall be made on the next applicable payment date therefor (as provided in Section 3 below) following the effective date of termination. Except when termination is
(x) by the Employee pursuant to Section 2(b)(ii) above, or (y) by the Company other than "for cause" (as defined in Section 2(c) hereof (any termination described in clauses (x) or (y) being sometimes hereinafter referred to as a "Non-Cause Termination"), the foregoing constitutes all amounts to which the Employee shall be entitled upon termination of this Agreement. In the case of a Non-Cause Termination, the amount to which the Employee shall be entitled is not so limited and shall include the Option Benefit (defined below).

            (f) In the event that there shall be a dispute among the parties hereto as to whether or not a termination shall constitute a Non-Cause Termination, during the pendency of such dispute the Company will place in escrow with a third party attorney or financial institution in an interest bearing escrow account all such periodic Base Salary payments and the value of the Option Benefit (as hereinafter defined) and fringe benefits which shall be disbursed to the appropriate party or parties upon the final resolution or settlement of such dispute from which no appeal can or shall have been taken. As use herein, the term Option Benefit means all the Option Shares vested pursuant to Section 3(d)(iii) of this Agreement.

      3.    Compensation and Benefits.

            (a) Base Salary. As compensation for his services to be rendered hereunder, the Company shall pay to the Employee a base salary at the rates per annum set forth below (the "Base Salary"), payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time, but not less than twice each month:


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

      From the Effective Date through November 30, 1997          $180,000
      From December 1, 1997 through November 30, 1998            $200,000
      From December 1, 1998 through November 30, 1999            $225,000
      From December 1, 1999 through November 30, 2000            $250,000;

provided, that the contemplated increase for the period commencing December 1, 1999 is expressly made subject to the Company achieving its "1999 Target Income" (described below).

            (b) Fringe Benefits. The Company shall also make available to the Employee, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided by the Company to its other senior management employees (which benefits shall, in the aggregate, be at least as generous as those supplied by AUGI to the senior executive officers of its subsidiaries other than the Company), including but not limited to eligibility for participation in any group life, health, dental, disability or accident insurance, pension plan, 401(k) plan, profit-sharing plan, or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its employees generally; provided, however, that, except as specified on Exhibit "A" annexed hereto, nothing herein contained may be deemed to require the Company to adopt or maintain any particular plan or policy; and provided, further, that the Company shall not be obligated to permit the Employee to participate in any stock option plans it may provide to its employees from time to time, other than the stock option plan established for the Employee pursuant to this Agreement and described below or established pursuant to the Merger Agreement. Participation in such benefit plans may be subject to standard waiting periods following the commencement of full-time employment. Notwithstanding the foregoing, throughout the term of this Agreement, the Employee shall be entitled to receive the minimum fringe benefits listed on Exhibit "A" annexed hereto and made a part hereof.

            (c) Expenses. Throughout the period of the Employee's employment hereunder, the Company shall also reimburse the Employee, reasonably promptly after presentment by the Employee to the Company of appropriate receipts and vouchers therefor and related information in such form and detail as the Company may reasonably request, for any reasonable out-of-pocket business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder.

            (d) Stock Options. The Employee has been awarded options (the "Options") to purchase a maximum aggregate of Two Hundred and Sixty Thousand (260,000) shares of the common stock, $0.01 par value per share, (the "AUGI Common Stock"), of AUGI (the "Option Shares") at an exercise price equal to $5.25 per share, being the closing price per share of AUGI Common Stock, as traded on The Nasdaq National Market on October 7, 1996, the day such Options were approved by the Board of Directors of AUGI (subject to adjustment for subdivisions or splits, combinations, or reclassifications of the AUGI common stock); provided, however, that all Options awarded hereunder are subject to the terms and conditions hereinafter set forth including, without limitation, the forfeiture provisions set forth below.

                  (i) Term of Options. The Options shall have a term expiring on a date which shall be the earlier to occur of: (x) five (5) years from the "vesting" of the last to vest of the Options, as hereinafter described, or (y) November 30, 2005 (the "Option Expiration Date").

                  (ii) Financial Performance. Except as provided in Section 3(e)(iii) below, the Options will only be exercisable, and shall vest only upon the Company's achieving the following financial results:

                        (A) In the event that the "Pre-Tax Income" (as
                  hereinafter defined) of the Company for the period commencing as of December 10, 1996 (the "Effective Date") and ending November 30, 1997 (the "1997 Measuring Period") shall equal or exceed $2.0 million (the "1997 Target Income"), a maximum of 65,000 Option Shares may be immediately exercised. In the event that the actual Pre-Tax Income for the 1997 Measuring Period shall be less than $2.0 million, then the number of Option Shares which may be exercised shall be the sum of:

                        (x) 21,667 Option Shares multiplied by a fraction, the numerator of which shall be the actual 1997 Pre-Tax Income and the denominator of which shall be the 1997 Target Income; and

                        (y) as to the remaining 43,333 Option Shares, if, and only if, the actual Pre-Tax Income for such Measuring Period shall be equal to or greater than $0.5 million, but less than the 1997 Target Income, the remaining 43,333 Option Shares exercisable for the 1997 Measuring Period shall be pro-rated to the extent of the percentage of the short-fall below the 1997 Target Income in the manner described in the example set forth below. If the actual 1997 Pre-Tax Income is less than $0.5 million, none of such 43,333 Option Shares may be exercised pursuant to this subsection (A).

                        (B) In the event that the "Pre-Tax Income" (as
                  hereinafter defined) of the Company for the period commencing as of December 1, 1997 and ending November 30, 1998 (the "1998 Measuring Period") shall equal or exceed $2.5 million (the "1998 Target Income"), a maximum of 65,000 Option Shares may be immediately exercised. In the event that the actual Pre-Tax Income for the 1998 Measuring Period shall be less than $2.5 million, then the number of Option Shares which may be exercised shall be the sum of:


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

                        (x) 21,667 Option Shares multiplied by a fraction, the numerator of which shall be the actual 1998 Pre-Tax Income and the denominator of which shall be the 1998 Target Income; and

                        (y) as to the remaining 43,333 Option Shares, if, and only if, the actual Pre-Tax Income for such Measuring Period shall be equal to or greater than $1.0 million, but less than the 1998 Target Income, the remaining 43,333 Option Shares exercisable for the 1998 Measuring Period shall be pro-rated to the extent of the percentage of the short-fall below the 1998 Target Income in the manner described in the example set forth below. If the actual 1998 Pre-Tax Income is less than $1.0 million, none of such 43,333 Option Shares may be exercised pursuant to this subsection (B).

                        (C) In the event that the "Pre-Tax Income" (as
                  hereinafter defined) of the Company for the period commencing as of December 1, 1998 and ending November 30, 1999 (the "1999 Measuring Period") shall equal or exceed $3.0 million (the "1999 Target Income"), a maximum of 65,000 Option Shares may be immediately exercised. In the event that the actual Pre-Tax Income for the 1999 Measuring Period shall be less than $3.0 million, then the number of Option Shares which may be exercised shall be the sum of:

                        (x) 21,667 Option Shares multiplied by a fraction, the numerator of which shall be the actual 1999 Pre-Tax Income and the denominator of which shall be the 1999 Target Income; and

                        (y) as to the remaining 43,333 Option Shares, if, and only if, the actual Pre-Tax Income for such Measuring Period shall be equal to or greater than $1.5 million, but less than the 1999 Target Income, the remaining 43,333 Option Shares exercisable for the 1999 Measuring Period shall be pro-rated to the extent of the percentage of the short-fall below the 1999 Target Income in the manner described in the example set forth below. If the actual 1999 Pre-Tax Income is less than $1.5 million, none of such 43,333 Option Shares may be exercised pursuant to this subsection (C).

                        (D) In the event that the "Pre-Tax Income" (as
                  hereinafter defined) of the Company for the period commencing as of December 1, 1999 and ending November 30, 2000 (the "2000 Measuring Period") shall equal or exceed $3.5 million (the "2000 Target Income"), a maximum of 65,000 Option Shares may be immediately exercised. In the event that the actual


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

                  Pre-Tax Income for the 2000 Measuring Period shall be less than $3.5 million, then the number of Option Shares which may be exercised shall be the sum of:

                        (x) 21,667 Option Shares multiplied by a fraction, the numerator of which shall be the actual 2000 Pre-Tax Income and the denominator of which shall be the 2000 Target Income; and

                        (y) as to the remaining 43,333 Option Shares, if, and only if, the actual Pre-Tax Income for such Measuring Period shall be equal to or greater than $2.0 million, but less than the 2000 Target Income, the remaining 43,333 Option Shares exercisable for the 2000 Measuring Period shall be pro-rated to the extent of the percentage of the short-fall below the 1999 Target Income in the manner described in the example set forth below. If the actual 2000 Pre-Tax Income is less than $2.0 million, none of such 43,333 Option Shares may be exercised pursuant to this subsection (D).

                        (E) In the event that the accumulated Pre-Tax Income for
                  all four (4) Measuring Periods referred to in clauses (A) through (D) above shall equal or exceed $11.0 million, all of the remaining 260,000 Option Shares shall be immediately and fully exercisable, irrespective of the actual Pre-Tax Income earned in any or all of the 1997 Measuring Period, 1998 Measuring Period or 1999 Measuring Period; provided, that unless the Board of Directors of the Company and AUGI shall
                  (i) effect an expansion program not approved by the Employee, or (ii) violate the provisions of Section 7.4(c) of the Merger Agreement, either of which shall reduce anticipated Pre-Tax Income of the Company in the 2000 Measuring Period, the provisions of this clause (E) shall only be applicable if the actual Pre-Tax Income in the 2000 Measuring Period shall equal or exceed $2.0 million.

                  Example: As an example of the application of the pro-ration provisions as to the 43,333 Option Shares contained in subclauses
            (y) of each of clauses (A) through (D) above, the 43,333 Option Shares shall be multiplied by a fraction: (x) the numerator of which shall be the amount by which the actual Pre-Tax Income earned in a Measuring Year shall exceed the minimum base Pre-Tax Income required in such Measuring Year, and (y) the denominator of which shall be the difference between the Target Income for such Measuring Year and the minimum base Pre-Tax Income in such Measuring Year. Accordingly, if the Company's actual Pre-Tax Income in the 1997 Measuring Year is $1.0 million, 43,333 Option Shares shall be multiplied by 1/3, the fraction resulting from dividing $500,000 ($1.0 million actual Pre-Tax Income less the $500,000


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

            minimum base Pre-Tax Income for the 1997 Measuring Year) by $1,500,000 (the $2.0 million Target Pre-Tax Income less the $500,000 minimum base Pre-Tax Income).

                  (iii) Immediate Vesting on Certain Events. All Options shall immediately vest if:

                        (A) prior to November 30, 2000, AUGI shall effect a sale
                  of all or substantially all of the shares of the capital stock or assets of the Company to any unaffiliated third party, whether by merger, consolidation, stock sale, asset sale or like transaction,

                        (B) prior to November 30, 2000, the Company consummates
                  an initial public offering of its securities,

                        (C) the Company materially violates (and fails to
                  promptly cure such material violation) its covenants and agreements contained in Section 7.4(c) of the Merger Agreement, or

                        (D) the Employee's employment pursuant to this Agreement
                  is terminated by the Company or terminates for reasons other than "for cause" (as defined in this Agreement) or pursuant to
                  Section 2(b)(i) of this Agreement.

                  (iv) Termination of Options. Options not previously vested and immediately exercisable pursuant to their terms shall immediately terminate:

                        (A) effective as of December 1, 2000, with respect to
                  any Options that shall not have vested in accordance with the provisions of Section 3(d)(ii) above; or

                        (B) if the Employee's employment with the Company shall
                  terminate "for cause" (as defined herein), or

                        (C) if the Employee shall resign or otherwise
                  voluntarily terminate (except arising from constructive termination) his full-time employment with the Company prior to November 30, 2000 for any reason other than a breach by the Company of its obligations to the Employee hereunder.

                  (v) Definition. As used herein, the term "Pre-Tax Income" shall mean the net income of the Company after deduction of all expenses paid or accrued for the appropriate Measuring Period in question in accordance with generally accepted accounting principles, but before application of all federal, state and local income taxes for such Measuring


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Period, all as determined by AUGI subject only to the right of the Employee to engage his own accountant or financial advisor to review the calculations of such Pre-Tax Income for the applicable Measuring Period at the Employee's expense. Disputes shall be resolved in accordance with Section 10(f) of this Agreement. Notwithstanding the foregoing, the term "Pre-Tax Income" shall be calculated before deduction of all legal fees and disbursements of counsel to the Employee paid by the Company, but after deduction of (i) all interest paid or accrued on money borrowed by the Company from any unaffiliated third party, and (ii) all interest or dividends paid, accrued or payable with respect to any cash advances made to the Company by AUGI (whether evidenced by notes or preferred stock), subject to reduction pursuant to the provisions of Section 7.5(e) of the Merger Agreement.

                  (vi) Provisions Governing Registration. The Option Shares are subject to the provisions governing registration thereof, set forth in the Registration Rights Agreement between the parties.

                  (vii) Assignment of Options. The Options may not be transferred, assigned or otherwise disposed of by the Employee unless and until they have become vested and are then immediately exercisable into Option Shares; provided, that the Employee shall have the right to assign all or any portion of his Options to any member of his family; provided, further, that any such permitted assignee shall execute a joinder or similar agreement with AUGI and the Company agreeing to be bound by all of the terms and conditions of this
Section 3(d).

                  (viii) Reservation of Option Shares; Registration of Options. AUGI hereby covenants and agrees to:

                        (A) take all steps necessary and appropriate to keep a
                  sufficient number of Option Shares reserved for issuance upon exercise of the Options; and

                        (B) to the extent that the same have vested and are then
                  currently exercisable in accordance with this Agreement, AUGI shall, at its sole cost and expense, include the Options and underlying Option Shares in any one or more Form S-8 Registration Statements filed by AUGI with the Securities and Exchange Commission to register stock options for any executive officers, directors or key employees of AUGI or any of its subsidiaries, including the Company.

                  (ix) Cashless Exercise. The Employee shall have the right to exercise his Options upon vesting pursuant to a "cashless" exercise. Pursuant to such cashless exercise, vested Options shall, at the request of the Employee, be deemed to have been exercised by the Employee, to the extent of such number of Option Shares resulting from dividing the aggregate amount by which all such vested Options are then "in the money" by the closing price of the AUGI's Common Stock, as traded on the Nasdaq National Market (or other national securities exchange). In such event, the number of vested Options resulting from such calculation shall


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

be deemed exercised in full by the Employee, all such vested Options shall be cancelled, and the underlying Option Shares resulting from such "cashless" exercise may be sold without payment to the Company or AUGI.

                  Example: By way of example, if 100,000 Options shall have vested at an exercise price of $7.50 per share and the closing price of AUGI's publicly traded Common Stock shall be $15.00 per share: (A) the 100,000 Options shall be deemed to be "in the money" to the extent of $750,000 (100,000 multiplied by the excess of the $15.00 closing price over the $7.50 exercise price), and (B) the Employee shall, upon exercise of all 100,000 vested Options, receive 50,000 shares of AUGI Common Stock, as a result of dividing $750,000 by the $15.00 per share closing price.

      4.    Vacation.

            The Employee shall be entitled to take, from time to time, normal and reasonable vacations with pay, consistent with the Company's standard policies and procedures in effect from time to time (provided that such policies and procedures shall be no less favorable than those set forth on Exhibit "A" annexed hereto), at such times as shall be mutually convenient to the Employee and the Company, and so as not to interfere unduly with the conduct of the business of the Company.

      5.    Restrictive Covenants.

            (a) The Employee hereby acknowledges and agrees that (i) the business contacts, customers, suppliers, technology, product designs and specifications, know-how, trade secrets, marketing techniques, promotional methods and other aspects of the business of BTS have been of value to BTS and will be of value to the Company, and have provided BTS and will hereafter provide the Company with substantial competitive advantage in the operation of its business, and (ii) the Employee has and will continue to have detailed knowledge and possesses and will possess confidential information concerning the business and operations of BTS and the Company.

            (b) Unless otherwise approved in writing by AUGI or its Chairman of the Board after full disclosure by the Employee to AUGI's Board of Directors of all relevant facts and circumstances, the Employee shall not, directly or indirectly, for the Employee or through or on behalf of any other person or entity, at any time during the "Restrictive Period" (as defined in clause (ii) below):

                  (i) divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any clients or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) the information, and its relevance in the applicable instance, is a matter of


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

common knowledge or public record, (B) the information, and its relevance in the applicable instance, is generally known in the industry, or (C) the information is disclosed to Employee after termination of his employment by another person not prohibited from making such disclosure, (D) the information is required to be disclosed by law pursuant to court order or subpoena, or (E) the Employee can demonstrate that such information, and its relevance in the particular instance, was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

                  (ii) unless the Employee's employment with the Company shall be terminated by reason of a Non-Cause Termination, at any time during the period commencing on the date hereof through and including the date which shall be three (3) years following the voluntary resignation by the Employee of his employment with the Company or his termination by the Company "for cause", but in no event longer than one (1) year following the end of the Term (the "Restrictive Period"), invest, carry on, engage or become involved, either as an employee, agent, advisor, officer, director, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant or consultant in any business enterprise (other than AUGI (so long as it is an affiliate of the Company), the Company or any of their respective subsidiaries, affiliates, successors or assigns) which derives any material revenues from the offer or sale in the United States from time to time during the Restrictive Period of all aspects of providing site acquisition, zoning, architectural and engineering services to the wireless telecommunications industry (the "Company Business"), or which engages in any other business substantially similar to and directly competitive with the Company Business.

            (c) The Employee and the Company hereby acknowledge and agree that, in the event of any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants, it will be difficult to ascertain the precise amount of damages that may be suffered by the Company by reason of such breach; and accordingly, the parties hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the breaching party or parties shall be required to pay to the Company, on demand from time to time, cash amounts equal to any and all gross revenues derived by the Employee or his affiliate, directly or indirectly, from any and all violative acts or activities. The parties hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of this Section 5 by the Employee, and the parties hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

            (d) The Employee and the Company hereby further acknowledge and agree that any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants will cause the Company irreparable injury for which there is no adequate remedy at law. Accordingly, the Employee expressly agrees that, in the event of any such breach or any threatened breach hereunder by the Employee, directly or indirectly, the Company shall be entitled, in addition to the liquidated damages provided for in Section 5(c) above), to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Section 5, in any such case without the necessity of proving actual damages or posting bond.

            (e) In the event of any dispute under or arising out of this Section 5, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

            (f) Upon the termination of the Employee's employment with the Company, the Employee shall immediately surrender and deliver to the Company all notes, drawings, diagrams, models, prototypes, lists, books, records, documents and data of every kind or description, in whatever written or other media (including, without limitation, electronic, tape, or other form of storage) relating to or connected with the business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Company, its business, its properties, or its customers referred to in Section 5(b)(i) above.

      6.    Inventions; Intellectual Property.

            (a) The Employee shall promptly communicate to the Company and disclose to the Company in such form as the Company requests from time to time, all drawings, sketches, models, records, information, details and data (in whatever media the same may be created or recorded including, without limitation, print, tape, electronic, or otherwise) pertaining to all ideas, processes, trademarks, inventions, improvements, discoveries and improvements, product designs and specifications, and other intellectual property, whether patented or unpatented, and copyrightable or uncopyrightable, made, conceived, developed, acquired or implemented by the Employee, solely or jointly, during the term of this Agreement (the "Development Term"), whether or not conceived during regular working hours through the use of Company time, material or facilities or otherwise (each of the foregoing hereinafter referred to, individually and collectively, as a "Development"). The Employee hereby assigns, transfers, conveys and sells to the Company all right, title and interest in and to all Developments, whether now existing or hereafter existing during the Development Term, and acknowledges that the same, whether now existing or hereafter existing during the Development Term, are the sole and exclusive property of the Company for which the Employee is being adequately compensated hereunder. At any time and from time to time, upon the request of the Company, and at its expense, the Employee will execute and deliver to the Company any and all applications, assignments, instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations, copyrights or other rights under United States, foreign, state or local law with respect to any such Developments or to obtain any extension, validation, reissue, continuance, division or renewal of any of the same, in whole or in part, and otherwise to establish, protect and enforce the Company's rights in and to such intellectual property.

            (b) Notwithstanding anything to the contrary contained in this Agreement, the foregoing Section 6(a) shall only apply and be effective to the extent permitted under applicable law. In this regard, the provisions of Section 6(a) of this Agreement which provide that the Employee shall assign or offer to assign any of the Employee's rights in an invention to the Company shall not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for the Company.

      7.    Right to Exchange AUGI Securities for Company Common Stock.

            (a) In the event that the Board of Directors of the Company and AUGI shall elect at any time during the term of this Agreement to effect an initial public offering of securities of the Company pursuant to a registration statement filed with the Securities and Exchange Commission (an "IPO") or a merger or consolidation of the Company with or into another publicly traded corporation or other entity (a "Public Merger"), then and in such event, the Employee shall have the right and option, but not the obligation (the "Exchange Option") to exchange (i) all shares of AUGI Merger Stock received by him as partial merger consideration under the Merger Agreement, and (ii) all Options granted to him under this Agreement (whether or not then exercisable) and (iii) all Option Shares issued upon prior exercise of vested Options (collectively, the "Exchanged AUGI Securities") for that number of shares of Common Stock of the Company as shall represent eight and one-third (8.333%) percent of the fully-diluted shares of Common Stock of the Company which are issued and outstanding (the "Exchanged Company Securities"), before giving effect to the issuance of any equity type securities in connection with the IPO or any private placement or bridge financing effected by the Company with any unaffiliated third party prior to such IPO, or in connection with the Public Merger. The Employee shall not be assessed any costs or fees associated with the exercise of the Exchange Option hereunder, all of which shall be borne by AUGI and/or the Company.

            (b) In the event that the Employee shall elect the Exchange Option provided in Section 7(a) above, Simantov Moskona ("Moskona") and Solon L. Kandel ("Kandel") shall also have the right to receive the same number of Exchanged Company Securities as the Employee; provided, that in no event shall Luciani, Moskona and Kandel have the right to receive in excess of an aggregate of 25% of the fully-diluted shares of Common Stock of the Company in exchange for all AUGI Exchanged Securities issued pursuant to Section 3 of the Merger Agreement, a separate Agreement and Plan of Merger, dated December, __, 1996 between Arcadia Consulting Services, Inc., Kandel and AUGI, and all Options and underlying Option Shares provided for in the employment agreements of even date among the Company and Moskona and Kandel.

            (c) In the event that the Employee shall elect to exercise his exchange rights pursuant to this Section 7, such election shall be only with respect to all, and not less than all, of the Exchanged AUGI Securities, unless otherwise agreed to in writing by AUGI.

      8.    Non-Assignability.

            In light of the unique personal services to be performed by the Employee hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by the Employee of this Agreement or any of his duties, responsibilities or obligations hereunder shall be void.

      9.    Notices.

            Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service will all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith. Copies of any notices or other communications to the Company shall simultaneously be sent by first class mail to American United Global, Inc., 11130 33rd Place, Suite 250, Bellevue, Washington 98004, Attention: Robert M. Rubin, Chairman.

      10.   General.

            (a) Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance. No failure or delay on the part of either party in respect of any enforcement of obligations hereunder shall in any manner affect such party's right to seek or effect enforcement at any other time or in respect of any other required performance.

            (b) The captions and Section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

            (c) This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Delaware applicable to contracts entered into and performed wholly within Delaware.

            (d) This Agreement shall be binding upon and shall inure to the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit; provided, that neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express prior written consent of the other party.

            (e) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

            (f) Except for any legal or judicial proceeding which may be brought for injunctive and/or any other equitable relief as contemplated by Section 5(d) above, any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration in accordance with the terms, conditions and procedures set forth in the Merger Agreement.

            (g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

            (h) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

                              BTS ACQUISITION CORP.


                              By: /s/ Robert M. Rubin, Ch.
                                  ----------------------------------
                                    Name: Robert M. Rubin
                                    Title:   Chairman

                                   /s/ Sergio Luciani
                              ---------------------------------------
                                   SERGIO LUCIANI

Only as to Section 2(f), Section 3(d) and Section 7 of the foregoing Agreement:

      AMERICAN UNITED GLOBAL, INC.


By:  /s/ Robert M. Rubin, CEO.
     ------------------------------------
      Name: Robert M. Rubin
      Title:   Chief Executive Officer


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